Exhibit 10.1

STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement (this “Agreement”) is made as of the 12th day of February, 2014, by and among LPL Financial Holdings Inc., a Delaware corporation (the “Company”), and TPG Partners IV, L.P. (the “Seller”).
WHEREAS, the Seller owns in aggregate 16,710,185 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”);
WHEREAS, the Seller wishes to transfer, assign, sell, convey and deliver to the Company, and the Company wishes to repurchase from the Seller 1,923,076 shares of Common Stock (the “Repurchase Shares”) at the price and on the terms and subject to the conditions set forth in this Agreement (the “Repurchase”); and
WHEREAS, the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) , which is comprised of directors who are disinterested from the transaction and “independent” under relevant rules of the NASDAQ Stock Market and the Securities Exchange Act of 1934 (the “Exchange Act”), has approved the Repurchase; and
WHEREAS, on the date hereof, the Seller is also entering into a stock purchase agreement (the “SPA”) with a private purchaser, pursuant to which the Seller and certain other Company stockholders named therein will sell shares of Common Stock to such purchaser.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and for good and valuable consideration, the parties hereto agree as follows:
1.Purchase and Sale of Repurchase Shares
(a)At the Closing, and subject to the terms and conditions hereof, the Seller will transfer, assign, sell, convey and deliver to the Company, and the Company will repurchase from the Seller, all of the Repurchase Shares. In connection with such transfer, the Seller will deliver the Repurchase Shares to be sold by the Seller to the Company (as provided in Section 2(a), below). In exchange for the transfer of the Repurchase Shares, the Company will pay the Seller $99,999,952 (the “Repurchase Consideration”), representing a price of $52.00 per Repurchase Share.
(b)The obligation of the Company to purchase the Repurchase Shares shall be subject to the closing under the SPA with respect to the Seller, without regard to sales by the other Company stockholders pursuant thereto. For the avoidance of doubt, the closing of the sales by the Company stockholders party to the SPA other than the Seller is not a condition to the Company’s purchase of the Repurchase Shares hereunder.
(c)The closing of the purchase and sale of the Repurchase Shares (the “Closing”) shall take place on February 19, 2014 at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199, or at such other time or place as the parties shall mutually agree.
2.Deliveries at Closing.
(a)At Closing, the Seller shall transfer or cause to be transferred to the Company the Repurchase Shares, with such accompanying documentation as may be required by Computershare Inc., as transfer agent, to effect the transfer of the Repurchase Shares, including, but not limited to, a stock power bearing an appropriate medallion signature guarantee.
(b)At Closing, the Company shall deliver or cause to be delivered to the Seller the Repurchase Consideration by check or wire transfer to an account designated by the Seller.

3.Company Representations. In repurchasing the Repurchase Shares, the Company acknowledges, represents and warrants to the Seller that:
(a)The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has full and adequate right, power, capacity and authority to enter into, execute, deliver and perform this Agreement.
(b)This Agreement has been duly authorized by the Company, acting through the Audit Committee, has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.
(c)The Repurchase by the Company will not conflict with, result in a breach or violation of, or constitute a default under, any law applicable to the Company or the charter documents of the Company or the terms of any indenture or other agreement or instrument to which the Company is a party or bound, or any judgment, order or decree applicable to the Company of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company; provided that no warranty is made with respect to the antifraud provisions of federal and state securities laws.
(d)No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by the Company of the Repurchase hereunder.
(e)Except for the express representations and warranties contained in this Agreement, neither the Seller, nor any of its affiliates, attorneys, accountants and financial and other advisors, has made any representations or warranties to the Company.
4.Seller Representations. The Seller acknowledges, represents and warrants to the Company that:
(a)The Seller is a limited partnership validly existing under the laws of the State of Delaware. The Seller has full and adequate right, power, capacity and authority to enter into, execute, deliver and perform this Agreement.
(b)This Agreement has been duly authorized, executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.
(c)The Seller is the record and beneficial owner of the Repurchase Shares, and upon the Closing will transfer to the Company, good and marketable title to all of the Repurchase Shares owned by the Seller, free and clear of any liens, claims, security interests, restrictions, options or other encumbrances of any kind. The Seller has not granted any option of any sort with respect to the Repurchase Shares owned by the Seller or any right to acquire the Repurchase Shares owned by the Seller or any interest therein other than to the Company under this Agreement.
(d)The transfer of the Repurchase Shares owned by the Seller will not conflict with, result in a breach or violation of, or constitute a default under, any law applicable to the Seller or the limited partnership agreement, general partnership agreement or other organizational document, as applicable, of the Seller or the terms of any indenture or other agreement or instrument to which the Seller is a party or bound, or any judgment, order or decree applicable to the Seller of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Seller; provided that no warranty is made with respect to the antifraud provisions of federal and state securities laws other than as expressly set forth elsewhere herein.
(e)No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by the Seller of the sale of the Repurchase Shares owned by the Seller hereunder.

(f)The Seller has independently investigated and evaluated the value of the Repurchase Shares owned by the Seller and the financial condition and affairs of the Company. Based upon its independent analysis, the Seller has reached its own business decision to effect the sale of Repurchase Shares owned by the Seller contemplated hereby.
(g)The Seller is sophisticated and capable of understanding and appreciating, and does understand and appreciate, that future events may occur that result in an increase the price of the Repurchase Shares owned by the Seller, and that the Seller would be deprived of the opportunity to participate in any gain that might have resulted if the Seller had not transferred the Repurchase Shares owned by the Seller to the Company hereunder.
(h)The Seller has not engaged any investment banker, broker, or finder in connection with the Repurchase hereunder, and no broker’s or similar fee is payable by the Seller or any of its affiliates in connection with the transfer of the Repurchase Shares owned by the Seller hereunder.
(i)The Seller has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company in connection with the transfer of the Repurchase Shares owned by the Seller hereunder.
(j)Except for the express representations and warranties contained in this Agreement, neither the Company, nor any of its affiliates, attorneys, accountants and financial and other advisors, has made any representations or warranties to the Seller.
5.Miscellaneous.
(a)Each party agrees to keep the contents and terms of this Agreement confidential and shall not disclose any such contents or terms to any third party, except to the extent the party is required by applicable law, regulation or legal process to make such disclosure, including such disclosure as the Company or the Seller may reasonably determine to be required to comply with its Exchange Act reporting obligations or disclosure requirements under the Securities Act of 1933, as amended; provided, that, on terms that are reasonably acceptable to the Company, the Seller shall be permitted to disclose the contents and/or terms of this Agreement to potential purchasers of Common Stock from the Seller.
(b)This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes any and all prior agreements related to the subject matter hereof. This Agreement is executed without reliance upon any promise, warranty or representation by any party or any representative of any party other than those expressly contained herein. The respective agreements, representations, warranties and other statements of the Company and the Sellers, as set forth in this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Company or the Seller or any of their respective officers, directors or affiliates, and shall survive delivery of and payment for the Repurchase Shares. This Agreement may not be assigned by the Seller without the written consent of the Company and any such assignment without its written consent shall be void.
(c)This Agreement may be amended only by written agreement between the parties hereto.
(d)Each party agrees to execute any additional documents and to take any further action as may be necessary or desirable in order to implement the transactions contemplated by this Agreement.
(e)This Agreement shall be governed by and construed under the domestic, substantive laws of the State of New York (without giving effect to any conflict of law or other aspect of New York law that might result in the application of any law other than that of the State of New York).
(f)This Agreement may be executed in one or more counterparts, each of which constitutes an original and is admissible in evidence, and all of which constitute one and the same agreement.

(g)Except as otherwise provided in the Stockholders’ Agreement, dated as of November 23, 2010, among the Company and certain stockholders of the Company, including the Seller, each party shall bear its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

LPL FINANCIAL HOLDINGS INC.

By:	/s/ David P. Bergers
David P. Bergers
General Counsel

TPG PARTNERS IV, L.P.

By:	TPG GenPar IV, L.P.
its general partner

By:	TPG GenPar IV Advisors, LLC,
its general partner

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President